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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                          --------------------------



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  DECEMBER 20, 1996




COMMISSION              EXACT NAME OF REGISTRANT AS     I.R.S. EMPLOYER
FILE NUMBER             SPECIFIED IN ITS CHARTER        IDENTIFICATION NO.
-----------             ------------------------        ------------------

1-11607                 DTE ENERGY COMPANY
                        (A MICHIGAN CORPORATION)        38-3217752
                        2000 2ND AVENUE
                        DETROIT, MICHIGAN 48226-1279
                        313-235-4000

1-2198                  THE DETROIT EDISON COMPANY
                        (A MICHIGAN CORPORATION)        38-0478650
                        2000 2ND AVENUE
                        DETROIT, MICHIGAN 48226-1279
                        313-235-8000



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ITEM 5.  OTHER EVENTS.

     As discussed in Item 7-Management's Discussion & Analysis of Financial Condition & Results of Operations of the Annual Report on Form 10-K for the year ended December 31, 1995 of DTE Energy Company ("DTE") and The Detroit Edison Company ("Detroit Edison") and Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations of the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996 of DTE and Detroit Edison, the Michigan Public Service Commission ("MPSC") has been considering various proposals to implement a competitive utility environment as recommended by Michigan Governor John Engler and the Michigan Jobs Commission ("MJC") in January 1996.

     On December 19, 1996, the MPSC Staff Report on Electric Industry Restructuring was filed with the MPSC. The Staff Report recognizes that Michigan utilities should have the opportunity to prepare for competition and be able to maintain their financial health and, among other things, recommends:

      1. A phase-in program beginning in 1997 for direct customer access (also known as customer choice) by 2004, with the phase-in of load at the rate of approximately 2 1/2% (225 megawatts) in 1997, 5% in 1998, 7 1/2% in 1999 and 10% total in 2000 for Detroit Edison. These blocks would be allocated among customers through a bidding process. In 2001, all commercial and industrial customers served at primary voltage would be

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           eligible for direct access and in 2004, all remaining customers would be eligible for direct access

      2. A freeze on base electric rate increases in conjunction with the implementation of a direct customer access program and the suspension of the power supply cost recovery clause during the transition period (ending 2004) for direct customer access. For generation costs, the moratorium should remain effective until a customer class has the option of direct access. A fixed level of fuel and purchased power costs would be subject to recovery in rates during the transition period.

      3. The functional separation of generation, transmission and distribution service for rate purposes. Generation costs would be subject to competitive considerations, while transmission and distribution costs would be regulated, but subject to limited performance based regulation ("PBR"). A CPI-1% methodology would be used for regulation of transmission and distribution costs during the transition period. The PBR process would be subject to review at five-year intervals, with the first review in 2001.

      4. The recovery of transition costs or stranded costs, (costs that were incurred during the regulated era that will be above market prices during competition and costs that are incurred to facilitate the transition from regulated monopoly status to competitive market status), which the Staff Report indicates include: (a) regulatory assets, (b) nuclear capital costs,

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           (c) contract capacity costs in power purchase agreements, (d)
           employee related restructuring costs, including retraining and (e) other costs related to implementing restructuring (establishing an independent system operator, creating new billing software systems, new metering systems, etc.). These costs, which total approximately $2.8 billion for Detroit Edison, would be recovered primarily through securitization and secondarily through a transition charge which would commence when a customer takes direct access and would continue through 2007.

      5. Securitization is a method of refinancing that lowers electric cost to all customers. The securitization proposed would be implemented by the issuance of "rate reduction bonds" by a trust to be created for such purpose. The proceeds from the sale of such bonds would be earmarked to reduce the amount of Detroit Edison's outstanding debt and equity. Securitization results in a reduction in base rates that is partially offset by a charge for bond repayment. The overall impact is a reduction in customer rates which, in the case of Detroit Edison, would amount to a 9% or approximately $300 million annual rate reduction.

      6. Eligible power suppliers would be limited to those able to grant comparable and reciprocal direct access to the Michigan host utility.

      7. A requirement that local utilities provide standby power for two years but not after 2001.

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      8.   The collection of nuclear decommissioning and site security costs by means of a non-by-passable charge.

     On December 20, 1996 the MPSC issued an order providing for public hearings on the Staff Report on January 7, 13 and 14, 1997 and a written comment period on the Staff Report ending on January 21, 1997.

     If the Staff Report recommendations are adopted by the MPSC, a number of legislative and regulatory changes would be necessary for implementation.

     Detroit Edison is the principal subsidiary of DTE.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.




                                        DTE ENERGY COMPANY
                                        -------------------------------
                                        (Registrant)



                                        By:  /s/ Ronald W. Gresens
                                           ----------------------------
                                             Ronald W. Gresens
                                             Vice President and Controller



                                        THE DETROIT EDISON COMPANY
                                        -------------------------------
                                        (Registrant)



                                        By:  /s/ Ronald W. Gresens
                                           ----------------------------
                                             Ronald W. Gresens
                                             Vice President and Controller



Date:  December 20, 1996



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